Exhibit 99.1

Greg Parker

Investor Relations

210/220-5632

or

Renee Sabel

Media Relations

210/220-5416

FOR IMMEDIATE RELEASE

April 24, 2013

CULLEN/FROST REPORTS FIRST QUARTER RESULTS

•	Loans grow by 13.2 percent

•	Deposits up by 14.2 percent

SAN ANTONIO – Cullen/Frost Bankers, Inc. today released results for the first quarter of 2013, as the Texas financial services leader posted solid fundamentals and demonstrated its ability to operate effectively in a challenging regulatory and interest rate environment.

Cullen/Frost net income available to common shareholders for the first quarter of 2013 was $55.1 million, or $.91 per diluted common share, compared to net earnings of $61.0 million, or $.99 per diluted common share for the first quarter 2012. For the first quarter of 2013, return on average assets and return on average common equity were 1.01 percent and 9.47 percent, respectively, compared to 1.23 percent and 10.59 percent for the same period of 2012.

“I am very pleased with our loan and deposit growth for the first quarter compared to last year’s first quarter,” said Dick Evans, Cullen/Frost Chairman and CEO. “Although many businesses remain somewhat cautious, we are seeing the results of our disciplined calling effort, as both new and established customers generated average loan growth of 13.2 percent. Deposits continue to be strong, with average deposits up a solid 14.2 percent, or $2.3 billion, since the first quarter of 2012. Fee income growth this quarter was broad-based, including a 6 percent increase in trust and investment management fees and a 5.6 percent increase in insurance commissions and fees.”

The provision for loan losses was $6.0 million, compared to $1.1 million for the first quarter of 2012 and $4.1 million for the fourth quarter of 2012. Net charge-offs for the first quarter of 2013 were $16.9 million compared to $4.1 million for the first quarter of 2012. Included in the first quarter’s charge-offs was a $15 million charge-off associated with a single commercial and industrial loan relationship. “Aside from this one loan, all traditional measures of credit quality remain positive,” said Evans. Non-performing assets at March 31, 2013 were $105.9 million, compared to $120.5 million for the first quarter of 2012.

“Our capital levels and liquidity are stronger today than before the financial crisis began in 2008. Even as other banks suspended dividends during the recession, Cullen/Frost continued to pay – and even increase – the dividend we pay our shareholders. We have increased our dividend for 18 consecutive years.

“As always, I thank our outstanding employees for their hard work, loyalty and commitment to ensuring that our customers have a positive experience at Frost.

“Just this past week, J.D. Power and Associates’ 2013 Retail Banking Satisfaction Study ranked Frost highest in customer satisfaction with retail banking in Texas for the fourth consecutive year. I am grateful to our employees for making this possible,” Evans continued.

For the first quarter of 2013, average total loans were $9.1 billion, an increase of $1.1 billion, or 13.2 percent, compared to $8.0 billion for the first quarter of 2012. Average total deposits for the first quarter 2013 rose to $18.7 billion, up 14.2 percent, or $2.3 billion, over the $16.4 billion reported for the first quarter of 2012. Net interest income on a taxable-equivalent basis increased to $172.8 million, up 4.9 percent over the $164.7 million reported for the first quarter a year ago.

Noted financial data for the first quarter:

•	Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the first quarter of 2013 were 14.23 percent and 15.44 percent, respectively, and are in excess of well-capitalized levels. The ratio of tangible common equity to tangible assets was 8.00 percent at the end of the first quarter of 2013, compared to 8.93 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period common shareholders’ equity less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

•	Net interest income on a taxable-equivalent basis for the first quarter totaled $172.8 million, an increase of 4.9 percent compared to the $164.7 million reported for the first quarter of 2012. The increase was driven primarily from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. The net interest margin was 3.45 percent for the first quarter, compared to 3.73 percent for the first quarter of 2012 and 3.48 percent for the fourth quarter of 2012.

•	Non-interest income for the first quarter of 2013 was $77.8 million, compared to the $72.0 million reported a year earlier. Trust and investment management fees increased $1.2 million, or 6.0 percent, to $21.9 million, from the $20.7 million reported in the first quarter of 2012. Most of this increase was due to investment fees, up $1.3 million from the first quarter last year. Insurance commissions and fees were $13.1 million, a 5.6 percent increase over the $12.4 million reported for the first quarter of 2012. Other income was $11.0 million, up $3.8 million from the $7.2 million reported for the previous year’s first quarter. The increase was due to a gain recognized from the sale of a bank owned downtown San Antonio office building and parking garage of $4.3 million that occurred in the first quarter of 2013.

•	Non-interest expense for the first quarter of 2013 was $155.8 million, up $13.8 million, from the $142.0 million for the first quarter of 2012. Salaries and employee benefits were up $4.1 million, or 5.0 percent, over the same quarter a year earlier, as a result of normal annual merit and market increases, and an increase in incentive compensation offset in part by a decrease in employee stock compensation expense. Other expense was $41.5 million, an $8.6 million increase from the $32.9 million reported for the first quarter of 2012. Approximately $6.2 million of the increase was from the write-down of land that is part of the headquarters facility that was recently made available for sale. Frost also had an $812,000 increase in ATM expense, related to a branding arrangement that began in 2012 and more than doubled the number of Frost ATMs. In addition, fraud losses were up $488,000 when compared to the first quarter of 2012.

•	For the first quarter of 2013, the provision for loan losses was $6.0 million, compared to net charge-offs of $16.9 million. For the first quarter of 2012, the provision for loan losses was $1.1 million, compared to net charge offs of $4.1 million. The allowance for loan losses as a percentage of total loans was 1.02 percent at March 31, 2013, compared to 1.32 percent at the end of the first quarter of 2012. Non-performing assets were $105.9 million at the end of the first quarter of 2013, compared to $120.5 million at the end of the first quarter of 2012 and $105.2 million for the fourth quarter of 2012.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 24, 2013 at 10 a.m. Central Daylight Time (CDT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12 p.m. CDT until midnight Sunday, April 28, 2013 at 855-859-2056, with Conference ID# 35821897. The call will also be available by webcast on the company’s website, frostbank.com, and available for playback after 2 p.m. CDT. After entering the website, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $22.5 billion in assets at March 31, 2013. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2013	2012
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$152,813	$154,405	$151,532	$149,217	$149,707
Net interest income(1)	172,802	172,156	167,341	163,972	164,707
Provision for loan losses	6,000	4,125	2,500	2,355	1,100
Non-interest income:
Trust and investment management fees	21,885	20,543	20,843	21,279	20,652
Service charges on deposit accounts	20,044	21,162	20,797	20,639	20,794
Insurance commissions and fees	13,070	8,436	9,964	9,171	12,377
Interchange and debit card transaction fees	4,011	4,330	4,194	4,292	4,117
Other charges, commissions and fees	7,755	7,740	7,265	7,825	7,350
Net gain (loss) on securities transactions	5	4,435	—	370	(491)
Other	11,010	9,241	8,095	6,187	7,180

Total non-interest income	77,780	75,887	71,158	69,763	71,979
Non-interest expense:
Salaries and wages	66,465	67,442	64,984	62,624	63,702
Employee benefits	17,991	12,867	14,019	14,048	16,701
Net occupancy	11,979	11,772	13,193	12,213	11,797
Furniture and equipment	14,185	13,932	14,193	13,734	13,420
Deposit insurance	2,889	3,159	2,593	2,838	2,497
Intangible amortization	820	918	973	994	1,011
Other	41,485	35,977	34,495	36,085	32,912

Total non-interest expense	155,814	146,067	144,450	142,536	142,040

Income before income taxes	68,779	80,100	75,740	74,089	78,546
Income taxes	13,591	19,912	17,071	16,027	17,513

Net income	55,188	60,188	58,669	58,062	61,033
Preferred stock dividends and accretion	137	—	—	—	—

Net income available to common shareholders	$55,051	$60,188	$58,669	$58,062	$61,033

PER COMMON SHARE DATA
Earnings per common share—basic	$0.91	$0.98	$0.95	$0.94	$0.99
Earnings per common share—diluted	0.91	0.97	0.95	0.94	0.99
Cash dividends per common share	0.48	0.48	0.48	0.48	0.46
Book value per common share at end of quarter	38.33	39.32	39.35	38.48	37.81
OUTSTANDING COMMON SHARES
Period-end common shares	59,970	61,479	61,462	61,404	61,373
Weighted-average common shares—basic	60,593	61,382	61,317	61,291	61,201
Dilutive effect of stock compensation	581	339	369	344	332
Weighted-average common shares—diluted	61,174	61,721	61,686	61,635	61,533
SELECTED ANNUALIZED RATIOS
Return on average assets	1.01%	1.09%	1.11%	1.14%	1.23%
Return on average common equity	9.47	9.84	9.75	9.95	10.59
Net interest income to average earning assets(1)	3.45	3.48	3.54	3.61	3.73

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2013	2012
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$9,109	$8,868	$8,635	$8,268	$8,050
Earning assets	20,415	20,138	19,218	18,605	18,087
Total assets	22,213	21,964	21,010	20,401	19,920
Non-interest-bearing demand deposits	7,431	7,690	7,161	6,829	6,399
Interest-bearing deposits	11,292	10,736	10,289	10,053	9,998
Total deposits	18,723	18,426	17,450	16,882	16,397
Shareholders’ equity	2,431	2,433	2,393	2,347	2,317
Period-End Balance:
Loans	$9,162	$9,224	$8,811	$8,490	$8,127
Earning assets	20,787	21,148	20,024	19,033	18,583
Goodwill and intangible assets	543	544	545	546	547
Total assets	22,498	23,124	21,848	20,866	20,417
Total deposits	19,044	19,497	18,245	17,277	16,909
Shareholders’ equity	2,443	2,417	2,419	2,363	2,321
Adjusted shareholders’ equity(1)	2,229	2,179	2,144	2,110	2,076
ASSET QUALITY
($ in thousands)
Allowance for loan losses	$93,589	$104,453	$105,401	$105,648	$107,181
as a percentage of period-end loans	1.02%	1.13%	1.20%	1.24%	1.32%
Net charge-offs	$16,864	$5,073	$2,747	$3,888	$4,066
Annualized as a percentage of average loans	0.75%	0.23%	0.13%	0.19%	0.20%
Non-performing assets:
Non-accrual loans	$91,644	$89,744	$106,407	$92,255	$97,870
Restructured loans	1,613	—	—	—	—
Foreclosed assets	12,630	15,502	18,524	19,818	22,676

Total	$105,887	$105,246	$124,931	$112,073	$120,546
As a percentage of:
Total loans and foreclosed assets	1.15%	1.14%	1.41%	1.32%	1.48%
Total assets	0.47	0.46	0.57	0.54	0.59
CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.23%	13.68%	14.10%	14.07%	14.47%
Total Risk-Based Capital Ratio	15.44	15.11	15.62	15.61	16.10
Leverage Ratio	8.42	8.28	8.59	8.65	8.68
Equity to Assets Ratio (period-end)	10.86	10.45	11.07	11.32	11.37
Equity to Assets Ratio (average)	10.94	11.08	11.39	11.51	11.63

(1)	Shareholders’ equity excluding accumulated other comprehensive income(loss).

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